Exhibit 3.29

CERTIFICATE OF FORMATION

OF

AMERIPATH NEW YORK, LLC

1.                                       The name of the limited liability company is AmeriPath New York, LLC.

2.                                       The address of its registered office in the state of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of AmeriPath New York, LLC this 24th day of December, 2003.

/s/ STEPHEN A. DILLEMUTH
Stephen A. Dillemuth
An Authorized Person